McCormick & Company, Incorporated
Insider Trading Policy
I.    Introduction.
A.    General Applicability. It is the policy of McCormick & Company, Incorporated (“Company”), as stated in its Business Ethics Policy, that the Company’s directors, officers and employees will comply with all applicable laws, rules and regulations.
This Policy is intended to assist directors, officers, and employees in complying with federal laws applicable to transactions in the Company’s securities (the “Securities Laws”) and applies:
1.    To persons who may, in the course of their employment, come into possession of “Material Non-Public Information” (see Part II.B. below) about the Company or one of its “Business Partners” (see Part II.C.5 below).
2.    To the Company’s directors and executive officers (together, “Section 16 Persons”) who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), and to other persons designated in writing by the General Counsel (“Specified Persons”).
Persons listed in paragraphs 1 and 2 above are called “Insiders” in this Policy. Note that even if you are not designated as a “Specified Person,” if you possess Material Non-Public Information about the Company, you will be considered to be an Insider.
B.    Applicability to Immediate Family Members, Etc. The Securities Laws will attribute to Section 16 Persons, for reporting purposes, transactions in Company securities held by (i) members of your “immediate family” (defined below) who share your household, (ii) individuals who share your household (whether or not they are related to you), and (iii) trusts, partnerships or other entities whose transactions are under your control.
The following persons are considered members of your “immediate family”: your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption.
C.    Inquiries. Please direct questions as to any of the matters discussed in this Policy to the Company’s General Counsel at +1 (410) 771-7830.
II.    Insider Trading Compliance.
A.    Prohibitions and Penalties.
1.    Prohibited Acts. The antifraud provisions of the Securities Laws prohibit persons who possess Material Non-Public Information about the Company from purchasing or selling the Company’s securities (including options and other derivatives relating to the Company’s securities, even if not issued by the

Company), or “tipping” other persons who may trade in the Company’s securities based on that information.
2.    Penalties. A person found to have purchased or sold securities while in possession of Material Non-Public Information, or to have tipped Material Non-Public Information to others who used it for trading purposes, is subject to civil law penalties of up to three times the trading gains or three times the losses avoided. A violator also may be subject to criminal law penalties, including imprisonment for up to twenty years and a fine of up to $5 million for each violation.
3.    Important Notes.
a.    The Company and its supervisory personnel also may be subject to liability if they knew or should have known of an employee’s intention to violate the insider trading laws, and failed to take appropriate preventive action. You should promptly report to the Company’s General Counsel any violations or suspected violations that come to your attention.
b.    Persons in possession of Material Non-Public Information regarding the Company may not engage in any transactions in the Company’s securities – even if they have not been designated as a Specified Person by the General Counsel.
c.    Subject to the “Limited Exception” that immediately follows this paragraph, during a period when an Insider possesses Material Non-Public Information, he or she will have to forego a proposed transaction in the Company’s securities, even though he or she planned to make the transaction before learning of the Material Non-Public Information.
Limited Exception: Rule 10b5-1 of the Exchange Act provides a limited exception to the trading prohibitions noted above by allowing the establishment by Insiders of written “trading plans.” Such trading plans can only be established at a time when the insider is not aware of Material Non-Public Information. Because of the complexity of this Limited Exception, Insiders may not establish (or thereafter modify or terminate) such trading plans without pre-clearing the matter with the General Counsel.
D.    Employees who violate Parts II and/or IV of this Policy may also be subject to disciplinary action by the Company, which may include immediate termination of employment.
B.    Material Non-Public Information.
1.    Materiality. It is not possible to define all categories of “material” information, but information generally is considered “material” if its disclosure to the public would be reasonably likely to affect investors’ decisions to buy or sell the securities of the Company. Examples of material information may include, but are not limited to, the following:

•a merger, acquisition, or joint venture involving the Company;
•the Company’s revenues or earnings, including financial projections, budgets or liquidity issues;
•the public or private sale of a significant amount of additional securities of the Company;
•the Company winning or losing a major piece of business;
•positive or negative governmental action or developments;
•actual or threatened major litigation, or the resolution of such litigation;
•a change in the dividend on the Company's stock or the declaration of a stock split;
•significant intellectual property developments; and
•the establishment of a stock repurchase program by the Company, or the decision to start or stop such a program.
2.    Non-Public. Information is “non-public” if it has not been widely disseminated to the public through major newswire services, national news services, and/or financial news services.
* When Non-Public Information Becomes Public: For the purposes of this Policy, information will be considered “public” on the first business day following the Company’s public release of the information. The term “business day” means a day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release regarding the Material Non-Public Information on Monday, March 1, the information would be considered public on Wednesday, March 2.
* Maintaining Confidentiality: During the period that material information relating to the Company is unavailable to the general public, it must be kept confidential. Accordingly, the information should be discussed only with persons who have a “need to know” and in accordance with the Company’s policies and procedures on confidentiality. Limit conversations in public places, such as elevators, restaurants and airplanes, to matters that do not involve information of a sensitive or confidential nature. Remember, any non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
C.    Rules Applicable to Insiders.
1.    You may not buy, sell or otherwise trade in any Company securities (including options and other derivative securities relating to the Company’s securities, even if not issued by the Company) at any time while you possess Material Non-Public

Information about the Company (whether or not a trading Black-Out Period (see Part III. A. below) is in force).
2.     Do not disclose non-public information concerning the Company to any other person (commonly referred to as “tipping”), including family members, and do not make recommendations or express opinions about trading in the Company’s stock under any circumstances.
3.     Do not discuss Company information with the press, analysts or other persons outside of the Company. Announcements of Company information are regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements.
4.    Do not participate in Internet “chat rooms” (or similar activities) in which the Company, its business, or securities, are discussed.
5.    Do not use Material Non-Public Information relating to other companies, including the Company’s customers or suppliers (“Business Partners”), when that information is obtained in the course of employment with the Company. Civil and criminal penalties may result from trading on Material Non-Public Information regarding the Company’s Business Partners, and constitutes a violation of this Policy. Insiders must treat Material Non-Public Information about the Company’s Business Partners (and companies with which they deal) with the same care required with respect to information related directly to the Company.
6.    Transactions involving Company stock in which members of your immediate family engage, or by family trusts, partnerships, foundations and similar entities over which you or members of your immediate family have control, or whose assets are held for the benefit of you or your immediate family, may be attributable to you.
Transactions by family members that occur in advance of Company announcements of material information may appear suspicious and attract the attention of the Securities and Exchange Commission (“SEC”) and other regulators. Accordingly, you should caution immediate family members in your household, and may choose to caution family members who do not live with you, that they should not trade in Company stock without first advising you. Note, however, that transactions by family members would not constitute illegal insider trading if you have not “tipped” the family member with Material Non-Public Information.
D.    Application of the Policy After Termination of Employment. If your employment terminates at a time when you have or think you may have Material Non-Public Information, the prohibition on trading on such information continues until such information is publicly available following public announcement of it by the Company (or by our Business Partners in the case of Material Non-Public Information concerning them), or until such time as the information is no longer material.

If you have questions as to whether you possess Material Non-Public Information after you have left the employ of the Company, you should direct questions to the General Counsel at the number listed above in Part I.C.
If you are subject to a Black-Out Period (see below) imposed by this Policy and your employment terminates during such Black-Out Period, you will continue to be subject to the Policy, and specifically to the prohibition against trading, until the Black-Out Period ends (or otherwise until the first business day following the Company’s public release of the Material Non-Public Information).
III.    Additional Trading Restrictions.
A.    Trading Black-Out Periods.
1.    Regular Black-Out Period. Section 16 Persons and Specified Persons may not trade in the Company’s securities during the period of time beginning on the ninth calendar day before the end of the fiscal quarter and ending on the first business day following the Company’s public release of the Company’s quarterly or annual financial results; provided, however, that during the Company's fourth fiscal quarter, the Regular Black-Out Period begins on the 16th calendar day before the end of the quarter.
2.    Special Black-Out Period. The Company may implement a Special Black-Out Period (in addition to the Regular Black-Out Periods) if Company personnel are working on a significant transaction or if there are other matters related to the Company’s business, information regarding which may be Material Non-Public Information. Company personnel with knowledge of such matters, and Section 16 Persons and Specified Persons, will be advised of the implementation of the Special Black-Out Period, and during such a Special Black-Out Period, no such person may engage in any transaction involving the purchase or sale of the Company’s securities.
3.    Important Notes: If you are informed that the Company has implemented a Special Black-Out Period, you may not disclose the fact that trading has been suspended to anyone, including other Company employees (who may themselves not be subject to the Black-Out Period), family members, friends or brokers. You must treat the imposition of a Special Black-Out Period itself as Material Non-Public Information.
B.    Additional Transactions Subject to the Policy. The trading restrictions applicable to Insiders also apply to the following transactions:
1.    The sale of Company stock (even to the Company) received upon either the exercise of an option or the purchase pursuant to a Company-sponsored employee stock purchase plan is subject to the trading restrictions noted in this Policy.
Permitted Exception: Exercises of stock options (either by providing stock or cash in payment of the exercise price), or purchases pursuant to a Company-sponsored employee stock purchase plan, are permitted without limitation

(Section 16 Persons must pre-clear these transactions with the General Counsel).
2.    Elections to increase or decrease the amount of periodic contributions to the Company stock fund in the McCormick 401K Plan or Non-Qualified Retirement Savings Plan, or to transfer investments in or out of the Company stock fund in the McCormick 401K plan or Non-Qualified Retirement Savings Plan, are subject to the trading restrictions noted in this Policy.
Permitted Exception: Regularly scheduled purchases of Company stock in the McCormick 401K plan and Non-Qualified Retirement Savings Plan (e.g., as part of a previously established periodic payroll reduction schedule) are permitted without limitation.
3.    Voluntary cash contributions under the Investor Services (dividend reinvestment) Plan are subject to the trading restrictions noted in this Policy.
Permitted Exception: Regularly scheduled reinvestments of dividends under the Company’s Investor Services Plan are permitted without limitation.
Additional Permitted Exception: Bona fide gifts of Company securities are generally permitted without limitation (Section 16 persons must pre-clear the transaction with the General Counsel); provided certain limitations may be imposed if the donor has reason to believe that the donee intends to sell the gifted securities while the donor is aware of Material Non-Public Information.
C.    Pre-Clearance Procedures. Section 16 Persons must pre-clear with the Company’s General Counsel all proposed transactions in the Company’s securities, even during a period when neither the Regular Black-Out Period nor a Special Black-Out Period is in force. The pre-clearance procedure also will allow the General Counsel to have prepared any reports that must be filed by Section 16 Persons with the SEC (see Part V below). The pre-clearance procedure applies to all transactions in any of the Company’s securities, including both Common Stock and Common Stock Non-Voting, and derivative securities (such as stock options) issued by the Company, a broker, or any other person.
To request pre-clearance, please provide in writing (including email) the following information to the General Counsel, at least three business days prior to the date of the proposed transaction: (1) the date of the proposed transaction; (2) the type and number of securities involved in the proposed transaction; (3) the consideration, if any, proposed to be paid or received in the transaction; and (4) the nature of any indirect ownership of the securities involved in the transaction (e.g., ownership by a spouse, trust, etc.).
Specified Persons do not have to pre-clear proposed transactions with the Company’s General Counsel but are required to observe the trading restrictions set forth in this Policy.

IV.    Short Sales / Pledging & Hedging of Company Stock by Employees and Section 16 Persons.
A.    Short Sales: Employees and Section 16 Persons may not engage in any “short sale” or any equivalent transaction involving the Company’s stock.
A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them. A short sale transaction puts you in position of potential conflict against your duty to act in the best interests of the Company.
Section 16 Persons (and persons holding 10% or more of a class of the Company’s stock) are separately prohibited by Section 16(c) of the Exchange Act from engaging in short sales.
Hedging: Note that hedging transactions (e.g., cashless collars, forward sales, equity swaps and similar arrangements) regarding Company stock, may indirectly involve a short sale. All such transactions must pre-cleared by the General Counsel.
Pledging: The Company recommends that employees do not pledge their Company stock as collateral for a loan or otherwise use Company stock to secure a debt (e.g., including using Company stock to secure a margin loan).
B.    Section 16 Persons and Company Officers may not:
1.    Pledge Company stock as collateral for a loan or otherwise use Company stock to secure a debt (e.g., including using Company stock to secure a margin loan); or
2.    Engage in any hedging transactions with respect to Company stock.
Section 16 Persons and Company Officers may establish certain “Orders,” which are not pledging or hedging transactions. In this Policy, the term “Orders” means: (a) “limit orders” (an order to buy or sell a stock at a specific price or better); (b) “stop orders” (an order to buy or sell a stock once the price of the stock reaches a specified price); and (c) “stop-limit orders” (an order to buy or sell a stock that combines the features of a stop order and a limit order). Section 16 Persons must ensure that the execution of the Order in question (which can occur without further direction of the Section 16 Person, once the Order is established) does not occur during a Trading Black-Out Period or at any other time that such person is aware of Material Non-Public Information about the Company.
Explanation:
Pledging Company stock can expose a Section 16 Person and officers to the risk of having to make an unintended sale of the stock to meet a margin call or pay the debt in question. Such an action may raise concerns regarding insider trading and may implicate the short swing profit recovery provisions of Section 16(b).

Hedging is a strategy to offset or reduce the risk of price fluctuations for the stock. As stock ownership helps align the interests of Section 16 Persons and officers with our shareholders, engaging in hedging transactions has the potential to sever that alignment.
V.    SEC Reporting Compliance for Section 16 Persons.
A.    Section 16 Reporting Obligations. Section 16(a) of the Exchange Act requires Section 16 Persons to file reports on Forms 3, 4 and 5, as appropriate, to report their transactions and holdings involving equity securities of the Company. Transactions in Company securities that are subject to reporting under Section 16(a) include (but are not limited to) open market purchases and sales, sales to the Company, option grants and exercises, and gifts.
By law, the responsibility for filing the Section 16(a) reports rests on the Section 16 Person, not the Company. The Company recognizes, however, that the reporting requirements are complex and will therefore assist Section 16 Persons in making these filings.
The importance of notifying the General Counsel of your planned transactions in advance cannot be overemphasized, as it will help to avoid the sanctions noted in Part V.B. below and the embarrassment that can result from a failure to comply with applicable Securities Laws.
B.    Short-Swing Profits Provision. Section 16 Persons are required to repay to the Company any “short-swing profits” resulting from any combination of non-exempt purchase and sale, or sale and purchase, of the Company’s securities occurring within a period of less than six months.
Note that such “short-swing profits” cannot be indemnified against by the Company, so the insider will be unable to recover those short swing profits.
VI.    Speculative Transactions. Subject to the provisions above regarding “short sales” (which are prohibited), the Company recommends that you do not engage in speculative transactions involving the Company’s securities (whether or not you possess Material Non-Public Information about the Company). Speculative transactions involve frequent trading activity (buying and selling) in Company stock and may suggest you have Material Non-Public Information and/or are trying to profit from short-term movements (either increases or decreases) in the price of Company stock.